Exhibit 10.42

OPEN WORLD INC.

AMENDMENT TO CONSULTING AGREEMENT

This Amendment to Consulting Agreement (this “Amendment”) is entered into on the date last set forth on the signature page hereto, by and between Open World Inc., a Cayman Islands exempted company (the “Company”), GM Consulting Group Inc., a Delaware company (“Consultant”), effective January 1, 2026. Gerard Hernandez, an individual (the “Key Person”), is the sole shareholder and owner of Consultant and is the designated individual responsible for personally performing all Services on behalf of Consultant under the Consulting Agreement. Terms used but not otherwise defined shall have the meaning ascribed in the Consulting Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Consultant entered into that certain Consulting Agreement, dated August 24, 2024 (the “Consulting Agreement”), pursuant to which the Consultant agreed to perform services as described in the statement of work attached to the Consulting Agreement as Exhibit A (the “Statement of Work”).

WHEREAS, the Company and the Consultant wish to amend the Consulting Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.        The reference to “Chief Financial Officer” in the Role section of the Statement of Work is hereby deleted in its entirety and replaced with “Chief Accounting Officer.” The Company acknowledges and agrees with effect from January 1, 2026, that the Key Person has been appointed as Chief Accounting Officer of the Company and as an officer of Open World Ltd., a Cayman Islands exempted company and the parent of the Company, with the title “Chief Accounting Officer”. The Key Person shall perform all duties associated with such officer position personally and shall not delegate such duties to any other individual without the prior written consent of the Company.

2.          The Fees section of the Statement of Work is hereby deleted in its entirety and replaced with the following:

“Fees: Effective January 1, 2026, the Company shall pay Consultant consulting fees at an annual rate of $300,000 (the “Base Fee”), payable in accordance with the Company’s customary payroll practices.

Bonus: Effective January 1, 2026, Consultant shall also be eligible to receive an annual performance bonus of up to 50% of the Base Fee (the “Target Bonus”), based on performance goals set by, and actual achievement of any such performance goals determined by, the Board of Directors of the Company (or an authorized committee thereof) in its sole discretion. Notwithstanding the foregoing, the Board may, but is in no way obligated to, increase the annual bonus up to 100% of the Base Fee based on the Company’s achievement of performance goals. Any such bonus shall be payable no later than March 15 of the calendar year following the calendar year for which the bonus performance period pertains.

Health Insurance Stipend: In lieu of participation in the Company’s group health plan, the Consultant may receive a monthly cash stipend of $1,500 (or such higher amount as may be approved by the Board), payable in accordance with the Company’s normal payroll practices, to be used toward the Consultant’s personal health insurance coverage, including coverage for the Consultant’s eligible dependents. This stipend shall not affect the Consultant’s eligibility for any other benefits.”

3.         Section 7.1 of the Consulting Agreement is hereby deleted in its entirety and replaced with the following:

“Term. This Agreement will commence on the Effective Date and will remain in force and effect unless terminated by either Party with ninety (90) days’ notice, for any reason, with or without Cause. Consultant will be compensated for Services conducted prior to such termination (pro-rated for partial months) and for transition efforts requested by the Company.

Notwithstanding the foregoing, in the event the Consulting Agreement is terminated by the Company without Cause (as defined below) or by Consultant (at the direction of the Key Person) for Good Reason (as defined below), and subject to the Key Person’s execution and non-revocation of a general release of claims in a form reasonably acceptable to the Company within sixty (60) days following such termination, the Company shall pay Consultant a severance amount equal to twelve (12) months of the Base Fee then in effect (the “Severance Amount”), payable in substantially equal monthly installments over the twelve (12) month period following the date of termination.

For purposes of this Section, “Cause” shall mean: (i) the Key Person is convicted of, or pleads guilty or nolo contendere to, a felony related to the business of the Company; (ii) the Key Person or Consultant, in carrying out the Key Person’s or Consultant’s duties, has acted with gross negligence (as such term is construed under the laws of California) or intentional misconduct resulting in material harm to the Company; (iii) the Key Person or Consultant misappropriates Company funds or otherwise defrauds the Company including a material amount of money or property; (iv) the Key Person or Consultant breaches his or her fiduciary duty to the Company resulting in material profit to him or her, directly or indirectly; (v) the Key Person or Consultant materially breaches any agreement with the Company and fails to cure such breach within ten (10) days of receipt of notice, unless the act is incapable of being cured; (vi) the Key Person or Consultant breaches any confidentiality, non-solicitation or non-competition provision of the Consulting Agreement (as amended) or any ancillary agreement thereto; (vii) the Key Person or Consultant becomes subject to a preliminary or permanent injunction issued by a United States District Court enjoining the Key Person or Consultant from violating any securities law administered or regulated by the Securities and Exchange Commission; (viii) the Key Person or Consultant becomes subject to a cease and desist order or other order issued by the U.S. Securities and Exchange Commission after an opportunity for a hearing; (ix) the Key Person or Consultant refuses to carry out a resolution adopted by the Company’s Board at a meeting in which the Key Person was offered a reasonable opportunity to argue that the resolution should not be adopted; or (x) the Key Person abuses alcohol or drugs in a manner that interferes with the successful performance of his or her duties.

For purposes of this Section, “Good Reason” shall mean: (i) a material diminution in the Key Person’s authority, duties or responsibilities; (ii) any other action or inaction that constitutes a material breach by the Company of the Consulting Agreement; or (iii) the relocation of the Key Person’s principal workplace by more than fifty (50) miles. Prior to Consultant terminating the Consulting Agreement for Good Reason, Consultant must provide written notice to the Company, within thirty (30) days following the Key Person’s initial awareness of the existence of such condition, that such Good Reason exists and setting forth in detail the grounds the Key Person believes constitute Good Reason. If the Company does not cure the condition(s) constituting Good Reason within thirty (30) days following receipt of such notice, then the Consulting Agreement shall be deemed terminated for Good Reason.”

In addition, upon a termination of this Agreement by the Company without Cause or by Consultant for Good Reason, there shall be accelerated vesting in full of any unvested outstanding equity awards (including stock options, restricted stock, or other equity-based awards) granted by Open World Ltd. and held by the Key Person effective as of immediately prior to such termination, and any such options shall remain exercisable for a period of not less than twelve (12) months following the date of termination (or, if earlier, until the original expiration date of such options). All such options shall be exercisable on a cashless (net exercise) basis, and the Company shall take all actions necessary to permit such cashless exercise, including withholding shares to cover the applicable exercise price and any required tax withholding obligations. The Company shall take such action as necessary to enforce and cause Open World Ltd. to effectuate the foregoing.

4.       Section 7.2 of the Consulting Agreement (“Termination for Breach”) is hereby deleted in its entirety. For the avoidance of doubt, the termination framework set forth in Section 7.1 (as amended hereby), including the definitions of Cause and Good Reason, shall govern all terminations of the Consulting Agreement.

5.         The Consulting Agreement is hereby amended to add a new Section 7.2 as follows:

“Termination Upon Death or Disability of Key Person. This Agreement shall automatically terminate upon the death or Disability (as defined below) of the Key Person. In the event that the Consulting Agreement is terminated by reason of the Key Person’s death or Disability, the Company shall pay the following to Consultant (or, in the case of the Key Person’s death, to Consultant or the Key Person’s personal representative or estate, as applicable): (i) any accrued but unpaid fees for Services rendered through the date of termination, pro-rated for any partial period; and (ii) any accrued but unpaid expenses required to be reimbursed under this Agreement. Such payments shall be made at the same times as Consultant would have received them if there was no death or Disability, but in no event later than sixty (60) days following the date of termination.

In the event of the Key Person’s death, the Key Person’s estate or personal representative (or Consultant) shall provide written notice to the Company within thirty (30) days following the Key Person’s death. In the event the Company determines that the Key Person has incurred a Disability, the Company shall provide written notice to Consultant and the Key Person specifying the basis for such determination. Upon termination due to the Key Person’s death or Disability, Consultant (or the Key Person’s estate or personal representative) shall promptly return to the Company all Confidential Information, Deliverables, Innovations, and any other Company property in Consultant’s or the Key Person’s possession or control, in accordance with the Consulting Agreement.

For the avoidance of doubt, termination of this Agreement by reason of the Key Person’s death or Disability shall not entitle Consultant (or the Key Person’s estate) to the Severance Amount or any other severance payments under this Agreement. The payments set forth above shall be Consultant’s sole compensation upon termination due to the Key Person’s death or Disability.

For purposes of this Agreement, “Disability” shall mean (i) the Key Person is unable to perform the Services (with or without reasonable accommodation) by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months; (ii) the Key Person is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan; or (iii) the Key Person is determined to be totally disabled by the Social Security Administration. Any question as to the existence of a Disability shall be determined by the written opinion of the Key Person’s regularly attending physician (or his or her guardian) (or the Social Security Administration, where applicable).”

6.         The Consulting Agreement is hereby amended to add a new Section 6(h) as follows:

“D&O Insurance. The Company shall provide, at its expense, directors and officers liability insurance covering the Key Person in amounts and for a term consistent with industry standards.”

7.         Section 9.4 of the Consulting Agreement is hereby amended by deleting “Miami, Florida” and replacing it with “the courts of the Cayman Islands seated in George Town, Grand Cayman”.

8.        No Other Changes. The Consulting Agreement and Statement of Work, as amended by this Amendment, shall remain in full force and effect in accordance with its terms.

9.        Governing Law. This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and construed in accordance with the internal laws of the Cayman Islands, without regard to conflicts of law principles thereof that would result in the application of any law other than the law of the Cayman Islands.

10.         Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and the parties shall be entitled to rely on any such electronic signature for the purposes of the Electronic Transactions Act (as amended), each of which shall for all purposes be deemed to be an original and all of which shall constitute the same document.

11.      Severability. In the event that any provision of this Amendment becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Amendment shall continue in full force and effect without said provision, provided that no such severability shall be effective if it materially changes the economic benefit of this Amendment to any party.

12.        Modification. This Amendment may not be altered, amended or modified in any way except by written consent of the Company and the Consultant. Waiver of any term or provision of this Amendment or forbearance to enforce any term or provision by any party shall not constitute a waiver as to any subsequent breach or failure of the same term or provision or a waiver of any other term or provision of this Amendment.

13.         Entire Agreement. The Consulting Agreement along with this Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral.

14.         No Third Party Rights. A person who is not a party to this Amendment shall not have any rights under the Contracts (Rights of Third Parties) Act (as amended) of the Cayman Islands or any other applicable law dealing with rights of third parties to enforce any term of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Consultant have caused this Amendment to be duly executed on the date last written below.

COMPANY:

OPEN WORLD INC.

By:
Name:	Matthew Shaw
Title:	Director

Date:

CONSULTANT:

GM CONSULTING GROUP INC.

By:
Name:	Gerard Hernandez
Title:	Authorized Signatory

Date:

[Signature Page to Amendment to Consulting Agreement]